Exhibit 99.1 NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

Guaranty Federal Bancshares, Inc.

Announces PRELIMINARY THIRD QUARTER 2015 Financial Results

SPRINGFIELD, MO – (October 15, 2015) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following preliminary results for its third quarter ended September 30, 2015.

Third Quarter Financial Results

Results of Operations

●

Diluted earnings per common share for the quarter was $.32 compared to diluted income per common share of $.31 for the third quarter of 2014. This was a decline from the $.35 earned in the second quarter of 2015.

●

Net income available to common shareholders was $1.4 million for the quarter compared to $1.4 million for the same quarter in 2014. This was a small decline from the $1.5 million earned in the second quarter of 2015.

●	Annualized return on average assets was .88% for the quarter compared to .88% for the same quarter in 2014.
●	Annualized return on average equity was 8.69% for the quarter compared to 9.45% for the same quarter in 2014.

Financial Condition

●	Total assets declined $7.9 million as of September 30, 2015 compared to June 30, 2015. However, assets have increased $16.3 million (or 3%) compared to December 31, 2014.
●	Gross loan balances declined $3.2 million as of September 30, 2015 compared to June 30, 2015, but have increased $15.3 million (or 3%) compared to December 31, 2014.
●	Total deposits declined $14.4 million as of September 30, 2015 compared to June 30, 2015, but have increased $25.3 million (or 5%) compared to December 31, 2014.
●	Non-performing assets increased $8.8 million as of September 30, 2015 compared to June 30, 2015, which is also an increase of $7.9 million compared to December 31, 2014.
●	Tangible common equity to tangible assets increased to 10.20% as of September 30, 2015.
●	Tangible book value per common share increased to $15.15 as of September 30, 2015.

Net income available to common shareholders was $1,419,000 for the quarter ended September 30, 2015 as compared to $1,538,000 for the second quarter of 2015 and $1,360,000 for the third quarter of 2014. Diluted earnings per common share was $.32 for the quarter ended September 30, 2015 as compared to $.35 earned for the second quarter and $.31 earned for the third quarter in 2014.

Select Quarterly Financial Data

	Quarter ended
	September 30,	June 30,	September 30,
	2015	2015	2014
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,419	$1,538	$1,360

Diluted income per common share	$0.32	$0.35	$0.31
Common shares outstanding	4,341,064	4,334,564	4,300,148
Average common shares outstanding , diluted	4,394,019	4,388,326	4,345,034

Annualized return on average assets	0.88%	0.93%	0.88%
Annualized return on average equity	8.69%	9.55%	9.45%
Net interest margin	3.37%	3.39%	3.45%
Efficiency ratio	64.70%	67.08%	61.23%

Tangible common equity to tangible assets	10.20%	9.80%	9.62%
Tangible book value per common share	$15.15	$14.76	$13.80
Nonperforming assets to total assets	2.54%	1.17%	1.60%

The following key issues contributed to the third quarter results as compared to the same period in 2014:

Interest income – Despite gross loan balances being above year-end 2014 by $15.9 million (3%), they declined $3.2 million for the third quarter. Unanticipated loan payoffs combined with a highly competitive rate environment for new credit have made it difficult to maintain loan balances and loan yield. A significant portion of the cash balances at June 30, 2015 were invested in lower yielding investment securities. These factors have had a negative impact on interest income and net interest margin. Also negatively impacting interest income and loan yield for the quarter was the reversal of interest income accrued in the amount of $211,000 related to one loan relationship that was placed on non-accrual (see further discussion below). The Company’s total earning asset yield during the quarter was 4.05% as compared to 4.19% during the same quarter in 2014.

Interest expense - On the liability side, efforts to increase lower-cost, core deposit relationships have created opportunities for reductions in the Company’s cost of funding. The prepayment of the Company’s remaining $10 million repurchase agreement during the second quarter has also improved cost of funds. The average cost of funds for the quarter was .78% as compared to .84% for the same quarter in 2014. Going forward, the Company will utilize a cost effective mix of retail deposits and non-core, wholesale funding to fund its organic asset growth.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $200,000 during the quarter, a decline from the $450,000 recognized during the prior year quarter.

The allowance for loan losses as of September 30, 2015 was 1.34% of gross loans outstanding (excluding mortgage loans held for sale), representing no change from the 1.34% as of December 31, 2014. Management believes the allowance for loan losses is at a sufficient level to provide for potential loan losses in the Bank’s existing loan portfolio.

Non-interest income –Non-interest income increased $297,000 during the quarter primarily due to the Company’s gains on sales of loans. The Company’s gains on sales of fixed-rate loans in the secondary market increased $224,000 compared to the prior year quarter. Fixed-rate mortgage volume of $14.5 million for the quarter was an increase of 40% compared to the prior year quarter.

Non-interest expense – Non-interest expense increased $476,000 over the prior year quarter due to a few significant items.

Salaries and employee benefits have increased $265,000 due to the addition of several key officers during the last several quarters. The Company continues to strengthen its depth in the areas of technology, marketing, commercial and retail production in order to position itself for future growth and expansion. Also impacting compensation were mortgage commissions which have increased due to the mortgage volume noted above.

Other expenses that experienced increases were occupancy expense which has increased $53,000 from the prior year quarter primarily due to depreciation expense recognized on new equipment purchases in late fourth quarter 2014 and into 2015. Legal expense increased $45,000 quarter over quarter due to work performed in conjunction with troubled borrowers. Also, the Company has increased its marketing efforts in 2015 and third quarter expense increased $25,000 over the prior year quarter.

Provision for income taxes – The increase in the provision for income taxes for the quarter is a direct result of the Company’s increase in taxable income.

Capital – At September 30, 2015, stockholders’ equity increased to $65.8 million compared to $61.5 at December 31, 2014. First, equity increased due to $4.3 million in net income for the nine months. Secondly, as a result of changes in market rates, the Company experienced an increase in the value of its investment portfolio during the nine month period. The equity portion of the Company’s unrealized losses on available-for-sale securities improved by $273,000 at September 30, 2015 as compared to December 31, 2014.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Nonperforming assets – The Company experienced an increase in its nonperforming assets to $16.4 million as of September 30, 2015 as compared to $8.5 million at December 31, 2014. Non-performing assets as a percentage of total assets increased to 2.54% as of September 30, 2015 compared to 1.35% as of December 31, 2014. The following loan relationship was the primary contributor to the increase in nonperforming assets during the quarter:

●

$8.9 million loan relationship secured by a large development in the Branson, Missouri area – This relationship has been closely monitored on the Company’s internal watch list since 2010. The development has struggled to generate necessary sales levels but has been supported through capital contributions from the individual partners in order to keep it performing as agreed. While unit sales have actually become stronger recently, the bank believes it is prudent to classify the credit as non-performing at this time. The principals continue to work with the Company to formulate a resolution.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Gains on sales of SBA loans
●	Losses on foreclosed assets held for sale
●	Prepayment penalty on repurchase agreements
●	Provision for loan loss expense
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the periods ended September 30, 2015 and 2014 is set forth below.

	Quarter ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

	(Dollar amounts are in thousands)

Net income	$1,419	$1,360	$4,286	$4,000

Add back:
Provision for income taxes	621	488	1,906	1,455
Income before income taxes	2,040	1,848	6,192	5,455

Add back/(subtract):
(Gains) losses on investment securities	4	2	(151)	(9)
Loss on foreclosed assets held for sale	21	33	39	110
Gain on sale of SBA loans	-	-	(344)	-
Prepayment penalty on repurchase agreements	-	-	464	-
Provision for loan losses	200	450	350	975
	225	485	358	1,076
Operating income	$2,265	$2,333	$6,550	$6,531

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

Operating Data:	Quarter ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,229	$6,147	$18,903	$18,545
Total interest expense	1,047	1,086	3,251	3,247
Net interest income	5,182	5,061	15,652	15,298
Provision for loan losses	200	450	350	975
Net interest income after provision for loan losses	4,982	4,611	15,302	14,323
Noninterest income	1,164	867	3,677	2,547
Noninterest expense	4,106	3,630	12,787	11,415
Income before income taxes	2,040	1,848	6,192	5,455
Provision for income taxes	621	488	1,906	1,455
Net income	1,419	1,360	4,286	4,000
Preferred stock dividends and discount accretion	-	-	-	357
Net income available for common shareholders	$1,419	$1,360	$4,286	$3,643
Net income per common share-basic	$0.33	$0.32	$0.99	$0.93
Net income per common share-diluted	$0.32	$0.31	$0.98	$0.92

Annualized return on average assets	0.88%	0.88%	0.88%	0.86%
Annualized return on average equity	8.69%	9.45%	8.91%	9.08%
Net interest margin	3.37%	3.45%	3.40%	3.47%
Efficiency ratio	64.70%	61.23%	66.15%	63.97%

Financial Condition Data:

	As of
	September 30,	December 31,
	2015	2014
Cash and cash equivalents	$9,418	$12,494
Investments	92,347	86,529
Loans, net of allowance for loan losses 9/30/2015 - $6,821; 12/31/2014 - $6,589	502,854	487,801
Other assets	40,129	41,636
Total assets	$644,748	$628,460

Deposits	$505,163	$479,818
Advances from correspondent banks	56,500	60,350
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	-	10,000
Other liabilities	1,856	1,350
Total liabilities	578,984	566,983
Stockholders' equity	65,764	61,477
Total liabilities and stockholders' equity	$644,748	$628,460
Equity to assets ratio	10.20%	9.78%
Tangible book value per common share	$15.15	$14.30
Nonperforming assets	$16,362	$8,456